UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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JPMORGAN CHASE & CO.
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             Mikael Grubb
            Managing Director
Head of Investor Relations
May 12, 2025
ISS
702 King Farm Boulevard, Suite 400
Rockville, Maryland 20850 USA
RE: JPM - Comments on the ISS Report published for the JPM 2025 Annual Meeting
We are writing to provide our response to ISS’ analysis and recommendation to shareholders in the ISS proxy research report (“ISS Report”). We will also file this letter with the SEC in order to make it widely available to our shareholders. For more information, our Proxy statement (“Proxy”) can be found here and our Proxy Supplemental presentation (“Supplement”) can be found here.
We believe the current ISS Report merits a revised analysis and recommendation for the following reasons:
PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR
The ISS Report relies on statements that either ignore observable facts or lack empirical evidence to claim support for this proposal is warranted. The ISS report also ignores the Board’s rationale and key reasons why shareholders should not support this proposal:
1.ISS claims support for this proposal is warranted because “the size and complexity of JPMorgan suggests that it is difficult for any one person to run both the company and the board”. This statement is false given the observable fact that over the last nearly 20 years of leadership by the current Chairman and CEO, the Firm has become the largest U.S. bank, outperforming our peers including those with independent chairs, and delivering substantial shareholder returns.
a.Notably, the Firm has routinely delivered greater Return on Tangible Common Equity (“ROTCE”) versus peers, in addition to greater Total Shareholder Return (“TSR”) versus relevant indexes under the leadership structure of our combined CEO / Chair and
Lead Independent Director as outlined in the Proxy on pages 42 and 87. Moreover, ISS’ Report (p. 29) acknowledges that the Firm’s TSR has outperformed its industry group and the S&P500 Index on a one-, three- and five-year basis.
2.ISS fails to acknowledge the Firm’s Corporate Governance Principles that require a Lead Independent Director when the position of Chair is not held by an independent director is a best corporate governance practice. Moreover, the ISS Report does not consider that shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, who has received more than 90% of shareholder votes in each election during his tenure as LID.
3.ISS assumes that if Mr. Dimon remained on the Board as Chair then “the effectiveness of any lead director role would be reduced.” This statement lacks any demonstrable or factual evidence. The Lead Independent Director role includes robust responsibilities and independent authority, including the facilitation of independent oversight of management and promotion of open dialogue among independent directors during Board meetings.
4.ISS notes the LID’s duties and responsibilities to guide the Board’s annual self-assessment but fails to credit the importance of the commitment to ongoing evaluation and determination of the best leadership structure. The Board believes there is no clear consensus about ideal leadership structures. A market practice study shows the majority of the 100-largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO / Chair role; approximately 30% of the minority of those companies with separate roles do not have an independent chair.

277 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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5.In 2022, the Board sought shareholder feedback and subsequently amended the Firm’s Corporate Governance Principles to reflect the Board’s determination that, “Upon the next Chief Executive Officer transition, the general policy of the Board shall be that the Chair and Chief Executive Officer positions shall be separate…” The Board believes this policy best serves the Firm and its shareholders because it focuses on enabling an orderly CEO transition to take place in the medium-term.
6.It is unclear what the proponent intends in suggesting that the Firm adopt a “Temporary Chairman” – this is not a standard corporate governance practice and would undermine the authority of the Chair role at JPM.

SUMMARY
Without addressing the above, the ISS Report’s recommendations do not appear to provide shareholders and ISS clients with a logical and transparent account of the Board’s rationale for why shareholders should not support these proposals.
Based on the foregoing, we request ISS to conduct a review of the facts and provide an updated analysis and recommendation that address these concerns and omissions.
Yours sincerely,
Mikael Grubb
277 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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